                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of

                             CEDAR INCOME FUND, LTD.
                                       at
                               $7.00 Net Per Share
                                       by

                                CEDAR BAY COMPANY

-------------------------------------------------------------------------------
 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
     TIME, ON FEBRUARY 10, 1998, UNLESS THE OFFER IS EXTENDED.
-------------------------------------------------------------------------------

AMONG OTHER CONDITIONS, THIS OFFER IS CONDITIONED UPON AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF CEDAR INCOME FUND, LTD. ("COMPANY") BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE. SEE
SECTION 10. THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER AND HAS DETERMINED, BASED IN PART UPON THE OPINION OF THE COMPANY'S FINANCIAL ADVISOR, THAT THE OFFER IS FAIR FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF SHARES, AND RECOMMENDS THAT HOLDERS TENDER ALL OF THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER.

                              ---------------------

                                    IMPORTANT

     Any stockholder desiring to tender any or all of his Shares should either
(a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or deliver such Shares pursuant to the procedure for the book-entry transfer set forth in Section 8 herein or (b) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he desires to tender his Shares.

     A stockholder who desires to tender his Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 8 herein.

     Questions and requests for assistance may be directed to the Information Agent at its address and telephone number as set forth on the back cover of this Offer to Purchase, and will be furnished promptly at the Purchaser's expense.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                             ---------------------

                    The Information Agent for the Offer is:

                                    GEORGESON
                                 & COMPANY INC.
                             ---------------------

January 12, 1998

                               TABLE OF CONTENTS




                                                                                         Page
                                                                                         -----
INTRODUCTION ..........................................................................     1

SPECIAL FACTORS .......................................................................     1
    1. Background of the Transaction -- Memorandum of Understanding and Tender
       Agreement  .....................................................................     1
    2. Purpose and Effects of the Offer -- Operations Following Consummation of the
       Offer and Interests of SKR and Others in the Transaction   .....................     3
    3. Certain Information Concerning the Purchaser and its Affiliates  ...............     4
    4. Certain Information Concerning the Company  ....................................     5
    5. Effect of the Offer on the Market for the Shares; NASDAQ Listing; Exchange
       Act Registration; Status as Real Estate Investment Trust   .....................     6
    6. Certain Federal Income Tax Consequences to Stockholders ........................     7
    7. Financing of the Offer .........................................................     8

 THE TENDER OFFER   ..................................................................      9
    8. Terms of the Offer  ............................................................     9
    9. Price Range of the Shares; Dividends  ..........................................    14
   10. Certain Conditions of the Offer ................................................    14
   11. Extension of Offer Period -- Amendment and Termination  ........................    15
   12. Certain Legal and Regulatory Matters  ..........................................    16
   13. Certain Fees and Expenses                                                           16
   14. Miscellaneous ..................................................................    17

SCHEDULE I
       Partners, Directors And Executive Officers Of The Purchaser and Its Affiliates..    18

SCHEDULE II
       Beneficial Ownership Of Shares And Transactions During Past 60 Days By Certain
       Directors And Executive Officers   .............................................    21

To All Holders of Shares of Common Stock of
 Cedar Income Fund, Ltd:


                                 INTRODUCTION

     Cedar Bay Company, a New York general partnership ("Purchaser"), hereby offers to purchase all, but not less than a majority, of the outstanding shares of common stock, par value $1.00 per share ("Shares"), of CEDAR INCOME FUND, LTD., an Iowa business corporation ("Company"), at a price of $7.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering stockholders of the Company will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of The Bank of New York, which is acting as the depositary bank in connection with the Offer ("Depositary"), as well as all fees and expenses of Georgeson & Company Inc., which is acting as the information agent in connection with the Offer ("Information Agent").

     According to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 ("September 30, 1997 10-Q"), there were 2,245,411 Shares outstanding as of September 30, 1997. Certain stockholders of the Company ("Selling Stockholders"), owning an aggregate of approximately 26% of the outstanding Shares, have entered into an agreement ("Tender Agreement") with SKR Management Corp. ("SKR"), an affiliate of the Purchaser (SKR has assigned all of its rights in the Tender Agreement to the Purchaser), pursuant to which such Selling Stockholders have agreed to tender their Shares to the Purchaser pursuant to the Offer, subject to certain conditions described therein. The Selling Stockholders consist of AEGON USA Realty Advisors, Inc. ("Existing Advisor"), and its wholly-owned subsidiaries PFL Life Insurance Company, Bankers United Life Assurance Company, Life Investors Insurance Company of America ("LIICA") and First AUSA Life Insurance Company. See Section 3 for additional information concerning the Purchaser and its affiliates.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER AND HAS DETERMINED, BASED IN PART UPON THE OPINION OF THE COMPANY'S FINANCIAL ADVISOR, THAT THE OFFER IS FAIR FROM A FINANCIAL POINT OF VIEW TO THE SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS TENDER ALL OF THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER.

     The Offer is being made pursuant to a Memorandum of Understanding ("Memorandum of Understanding"), dated as of December 5, 1997, between the Company and SKR Management Corp. ("SKR"), an affiliate of the Purchaser. SKR has assigned its rights under the Memorandum of Understanding to the Purchaser. The purpose of the Offer is to enable the Purchaser to acquire all, but not less than a majority, of the outstanding Shares. Thereafter, the Purchaser will endeavor to continue the Company's business and status as a "real estate investment trust" ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code").

THIS OFFER IS SUBJECT TO CERTAIN TERMS AND CONDITIONS AND THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS


1. Background of the Transaction -- Memorandum of Understanding and Tender Agreement.

     Background of the Transaction. On April 27, 1997, Mr. Leo S. Ullman, President of SKR, and Mr. Patrick E. Falconio, Chairman of the Board of the Company, discussed a possible transaction between SKR and the Company. On May 15, 1997, Mr. Ullman, on behalf of SKR, transmitted a written proposal to the Company to purchase all of the outstanding Shares for $5.00 per Share. On July 8, 1997, SKR and the Company signed a confidentiality agreement regarding certain information being provided by the Company to SKR. Based on a subsequent review of the properties owned by the Company and of certain other financial information regarding the Company, on July 11, 1997, SKR issued a written proposal to the Company increasing the proposed price to $7.00 per Share. On August 28, 1997, SKR requested certain financial information from the Company. From September 2, 1997 through September 5, 1997, representatives of SKR visited the various properties owned by the Company, and met with representatives of the Existing Advisor and the Company, for valuation and due diligence purposes. On September 22, 1997, Mr. Roland Palm, a consultant to SKR, attended a meeting of the Board of Directors of the Company to discuss SKR's July 11, 1997 proposal and to present to the Company's Board of Directors an overview of SKR's operations.

     On September 24, 1997, the Company provided to SKR for review an initial draft of the Memorandum of Understanding. Shortly thereafter, the Company provided to SKR an initial draft of the Tender Agreement. Thereafter and through December 4, 1997, the Company, the Selling Stockholders and SKR, and their respective counsel, negotiated the terms and conditions of the Memorandum of Understanding and the Tender Agreement, and on December 5, 1997, the Company and SKR entered into the Memorandum of Understanding, and SKR and the Selling Stockholders entered into the Tender Agreement.

     Set forth below are summaries of the Memorandum of Understanding and the Tender Agreement. Copies of the Memorandum of Understanding and the Tender Agreement were attached as exhibits to the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission (the "Commission") on December 8, 1997.

     Memorandum of Understanding. On December 5, 1997, the Company and SKR entered into the Memorandum of Understanding pursuant to which SKR (or its affiliate), based on the terms and conditions set forth therein, would be required to commence the Offer for a price of not less than $7.00 per Share. In connection therewith, SKR was required to place into an escrow account $750,000 (the "Earnest Money Deposit"). The Company is entitled to retain the Earnest Money Deposit except if, generally, (i) the Company enters into a contract with a third party for the sale or other disposition of all or substantially all of the Company or enters into certain other transactions described therein, (ii) assuming that the Offer is timely commenced, the Offer is not consummated as a result of a failure of any of the Tender Offer Conditions, (iii) the Company breaches the Memorandum of Understanding, (iv) the Company's Board of Directors does not recommend to the Company's shareholders that they tender their Shares pursuant to the Offer or withdraws such recommendation, (v) the various agreements with the Existing Advisor and its affiliates are not terminated upon consummation of the Offer, or (vi) payment for the Shares occurs prior to February 12, 1998.

     The Memorandum of Understanding also provides for certain covenants of the Company regarding the conduct of its business relative to the period of time between the date thereof and the consummation of the Offer. The Memorandum of Understanding also governs the respective rights and obligations of the Purchaser and the Company in the event of a Competing Transaction (as defined in the Memorandum of Understanding).

     Tender Agreement. As contemplated by the Memorandum of Understanding, SKR and the Selling Stockholders entered into the Tender Agreement in order to induce SKR to execute the Memorandum of Understanding and in consideration of the substantial expenses incurred and to be incurred by SKR and its affiliates in connection therewith. The Selling Stockholders agreed, subject to certain conditions, to tender or cause to be tendered to SKR pursuant to the Offer all of their Shares. Other than the purchase price to be paid to the Selling Stockholders upon any tender of their Shares to the Purchaser in accordance with the Offer, no consideration was paid or required to be paid to such Selling Stockholders by SKR or its affiliates in connection with the execution of the Tender Agreement.

     In addition, the Tender Agreement provides for a "purchase option" with respect to the Shares owned by the Selling Stockholders (the "Option") exercisable by SKR under certain circumstances. Pursuant to the terms of the Memorandum of Understanding and the Tender Agreement, SKR has assigned its rights therein, respectively, to the Purchaser. Upon (i) receipt of notice from the Selling Stockholders of a "Triggering Event," which is defined as the proposal by any person or group of persons of a Competing Transaction (as defined in the Tender Agreement) in which the consideration to be received by holders of Shares is in excess of $7.00 per share in cash and which is applicable to each Share outstanding (other than any Shares owned by the person or group of persons proposing such Competing Transaction or any of their respective affiliates), and (ii) the withdrawal by the Board of Directors of the Company of its recommendation or proposed recommendation to the shareholders of the Company that they tender their shares in the Offer, the Purchaser has the right, pursuant to the Tender Agreement, to purchase all of the Shares owned by the Selling Stockholders at a price determined as described below.

     The purchase price payable by the Purchaser upon exercise of the Option would be equal to the price per Share payable in the Competing Transaction giving rise to the Triggering Event; provided, however, in the event the price per share paid in the Offer or in such Competing Transaction is increased (i) after the Purchaser has given notice of its intent to exercise the Option, then the Purchaser would pay to the Selling Stockholders in cash at the closing an additional amount per share for the shares to be purchased pursuant to the Option equal to the difference between (x) the highest price per share paid or to be paid by the Purchaser in the Offer or in such Competing Transaction, as applicable, and (y) the per share purchase price previously anticipated to be paid by the Purchaser to the Selling Stockholders, or (ii) after the Purchaser has purchased the shares pursuant to the Option, then the Purchaser would promptly pay to the Selling Stockholders in cash an additional amount per share for the Shares so purchased equal to the difference between (x) the highest price per share paid by the Purchaser in the Offer or in any Competing Transaction, as applicable, and (y) the per share purchase price previously paid by the Purchaser to the Selling Stockholders.


2. Purpose and Effects of the Offer -- Operations Following Consummation of the Offer and Interests of SKR and Others in the Transaction.

     Purpose and Effects of the Offer. The purpose of the Offer is to enable the Purchaser to acquire all, but not less than a majority, of the outstanding Shares. Thereafter, the Purchaser will endeavor to continue the Company's business and status as a "real estate investment trust" under the Code.

     After the consummation or termination of the Offer, the Purchaser reserves the right to purchase in accordance with applicable laws and regulations additional Shares in the open market, in privately-negotiated transactions, or otherwise. Any additional purchase of Shares could be at a price higher or lower than the price to be paid for Shares in the Offer and could be for cash or other consideration. Alternatively, the Purchaser may sell or otherwise dispose of any or all Shares acquired pursuant to the Offer or otherwise. Such transactions may be reflected on terms and at prices then determined by the Purchaser, which may vary from the price paid for Shares in the Offer.

     Operations Following Consummation of the Offer and Interests of SKR and Others in the Transaction. The Company has been advised and administered by the Existing Advisor and its affiliates since the Company's initial public offering in 1986 pursuant to an administrative and advisory agreement, a management agreement and a shareholder services agreement. Upon consummation of the Offer and the election of the new members of the Board of Directors of the Company by the Purchaser, the Company will enter into: (i) an administrative and advisory agreement pursuant to which the Purchaser or its affiliates will replace the Existing Advisor as the advisor to the Company, and (ii) a management agreement pursuant to which the Purchaser or its affiliates will be engaged as a property manager for the Company's real estate investments. Each of these agreements will contain terms which are substantially similar to the terms of the existing agreements between the Existing Advisor and its affiliates and the Company. Leo
S. Ullman will be the chief executive officer of the new advisor and the new management company. See Schedule I hereto for additional information concerning the proposed directors and executive officers of the Purchaser, the Company, SKR, Cedar Bay Realty Advisors, Inc. (the new advisor to the Company following the consummation of the Offer) and Brentway Management LLC (the new property manager to the Company following consummation of the Offer).

     As soon as practicable after the consummation of the Offer and the election of the new Board of Directors, the Purchaser may call a meeting of the Company's shareholders in accordance with applicable law for the purpose of considering possible proposals to amend the Restated Articles of Incorporation of the Company (and, if necessary or appropriate, the Bylaws of the Company) and to take such other actions as are necessary or appropriate (i) to facilitate the acquisition and disposition of properties and other assets by the Company and otherwise to facilitate the growth of the Company, (ii) to enhance the Company's ability to raise funds through public or private offerings of securities (including, without limitation, through a possible recapitalization or restructuring), (iii) to achieve operational and administrative efficiencies and
(iv) to permit the issuance of securities, as and when appropriate, to persons providing value to the Company.

     With respect to the Germantown property (50% of which is owned by the Company), the Purchaser is expected to cause the Company to enter into a contract of sale with LIICA (an affiliate of AEGON USA, Inc.), the owner of the 50% undivided interest that the Company does not own, pursuant to which the Company will purchase Life Investors' interest for approximately $3.25 million (an appraised value) as soon as practicable after the consummation of the Offer, and based upon the condition that the Offer is consummated.

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "1996 10-K") indicates that the Company purchased, on September 20, 1993, a $600,000 participation in a promissory note owned by LIICA, which participation yields 8.25% to the Company. LIICA has advised the Company that, upon consummation of the Offer, it will repurchase the outstanding principal amount represented by such participation from the Company, although no assurance can be given that such repurchase will actually occur.

     In connection with its consideration of the Offer, the Purchaser has reviewed and will continue to review, on the basis of available information, various possible business strategies that it may consider. If the Offer is consummated, the Purchaser intends to conduct a review of the Company, its assets, businesses, operations, properties, policies, corporate structure, capitalization and management, and to consider what, if any, changes would be desirable or appropriate in light of the circumstances which then exist. Although no specific plans have been developed at this time and no commitments have been made, in order to expand the capital base of the Company, the Purchaser intends to cause the Company to raise additional capital through future equity offerings and to obtain additional financing through credit facilities.


3. Certain Information Concerning the Purchaser and its Affiliates.

     The Purchaser is a newly-formed New York partnership operating pursuant to a partnership agreement dated as of December 1, 1997. The principal office of the Purchaser is located at 44 South Bayles Avenue, Port Washington, New York 11050. The Purchaser is owned by two limited partnerships, The Point Associates, L.P., a Pennsylvania limited partnership ("Point Associates") and Triangle Center Associates, L.P., a Pennsylvania limited partnership ("Triangle Associates"). The general partner of Point Associates is Selbridge Corp., a Delaware corporation ("Selbridge"), of which Leo S. Ullman is president. Selbridge and Mr. Ullman (as limited partner) together own 100% of the equity interest in Point Associates. The general partner of Triangle Associates is Buttzville Corp., a Delaware corporation ("Buttzville"), of which Mr. Ullman is president. Buttzville and Mr. Ullman (as limited partner) together own 100% of the equity interest in Triangle Associates. Mr. Ullman is also the Chief Executive Officer of the Purchaser.

     The name, business address, current principal occupation or employment and citizenship of each of the partners and executive officers of the Purchaser, SKR and the Company (and certain of their respective affiliates), as proposed after completion of the Offer, are set forth in Schedule I to this Offer to Purchase.

     Except as set forth in this Offer to Purchase, neither the Purchaser, nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule I hereto, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns any equity securities of the Company, and neither the Purchaser, nor, to the best knowledge of the Purchaser, any of the persons or entities referred to above, nor any director or executive officer of any subsidiary of any of the foregoing, has effected any transaction in such equity securities during the past 60 days.

     Except as set forth in this Offer to Purchase or in the Company's reports filed with the Commission, neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase or in the Company's reports filed with the Commission, there have been no contacts, negotiations or transactions which have occurred since January 1, 1995 between the Purchaser or any of its subsidiaries, or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. Except as set forth in this Offer to Purchase or in the Company's reports filed with the Commission, neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, has since January 1, 1995 had any transaction with the Company or any of its executive officers, directors or affiliates which would require disclosure under the rules and regulations of the Commission applicable to the Offer.


4. Certain Information Concerning the Company.

     The information concerning the Company set forth below and contained elsewhere in this Offer to Purchase is based on the Company's 1996 10-K, its September 30, 1997 10-Q, and publicly available documents and records on file with the Commission and other public sources. The Purchaser and its affiliates assume no responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser.

     The Company was incorporated in Iowa on December 10, 1984. The Existing Advisor is the Company's advisor, and certain of its affiliates render certain other services to the Company. The Company operates as a real estate investment trust under the Code. The Company's principal executive offices are located at 4333 Edgewood Road, N.E., Cedar Rapids, Iowa 52499.

     The Company's real estate investments consist of: 1) Corporate Center East, located in Bloomington, Illinois, 2) Broadbent Business Center, located in Salt Lake City, Utah, 3) Southpoint Parkway Center, located in Jacksonville, Florida, and 4) a 50% undivided interest in Germantown Square Shopping Center, located in Louisville, Kentucky. The Purchaser currently intends to cause the Company to purchase the remaining interest in the Germantown property that is currently owned by LIICA. See Section 2.

     The selected financial information of the Company set forth below has been taken from the Company's 1996 10-K (and its Form 10-K for the fiscal year ended December 31, 1994) and its September 30, 1997 10-Q; such information has been derived from and should be read in conjunction with the audited financial statements and other financial information contained in the 1996 10-K and the 1996 Annual Report, and with the unaudited financial statements contained in the September 30, 1997 10-Q. Such financial information is qualified in its entirety by reference to such reports, respectively, and all of the financial statements and related notes contained therein respectively.

                            Selected Financial Data
                     (in thousands, except per share data)
--------------------------------------------------------------------------------

                                              Nine Months Ended                      For the Years
                                                September 30,                     Ended December 31,
                                            1997            1996         1996          1995          1994
                                         -------------   ------------   -----------   -----------   -----------
                                         (unaudited)     (unaudited)
Operating Data:
 Total revenue   .....................     $ 1,811         $ 1,684       $ 2,217       $ 2,487       $ 2,384
                                           -------         -------       -------       -------       -------
 Property operating expenses .........         547             489           645           704           713
 Real estate taxes  ..................         188             186           239           228           226
 Interest  ...........................         102             104           138           140           142
 Depreciation and amortization  ......         336             328           437           436           437
 Administrative expenses  ............         151             150           196           209           206
                                           -------         -------       -------       -------       -------
 Total expenses  .....................       1,324           1,257         1,655         1,717         1,724
                                           -------         -------       -------       -------       -------
 Net income   ........................     $   487         $   427       $   562       $   770       $   660
                                           =======         =======       =======       =======       =======
 Net income per Share  ...............     $  0.22         $  0.19       $  0.25       $  0.34       $  0.29
                                           =======         =======       =======       =======       =======
 Balance Sheet Data:
 Total assets ........................      16,192          16,473        16,270        16,610        16,786
 Mortgage payable   ..................       1,406           1,429         1,423         1,445         1,464
 Shareholders' equity  ...............      14,439          14,716        14,625        14,962        15,090

Other Data:
 Net cash provided by operating
   activities ........................         853             836           945         1,236         1,130
 Net cash used in financing
   activities ........................        (691)           (689)         (919)         (917)         (916)
 Net cash provided by (used in)
   investing activities   ............        (279)            (14)         (128)            7            11

     The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information may be inspected at the Commission's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection at the following regional offices of the Commission: 7 World Trade Center, New York, New York 10048; and 500 West Madison Street, Chicago, Illinois 60661; and copies may be obtained by mail at prescribed rates, from the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

5. Effect of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Status as Real Estate Investment Trust.

     Effect of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased pursuant to the Offer, could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer will also reduce the number of record holders of Shares. Based solely on the 1996 Annual Report, as of March 3, 1997, there were 1,131 record holders of Shares, and based solely on information provided by the Company, as of December 31, 1997, there were 1,131 record holders of Shares.

     NASDAQ Listing. The Purchaser intends to use its best efforts to cause the Shares to remain listed on the NASDAQ/ OTC system following the consummation of the Offer. The extent of the public market for the

Shares and availability of such quotations would, however, depend on such factors as the number of holders and the aggregate market value of the Shares remaining at such time, the interest in maintaining the market in the Shares on the part of securities firms and, the possible termination of registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and other factors. The Purchaser and the Company cannot predict whether the reduction of the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer price. There can be no assurance that the Company will be successful in maintaining a public market for its Shares.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System ("Federal Reserve Board") which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used for collateral for loans made by brokers.

     Exchange Act Registration. The Shares are registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission (or by the Commission on its own initiative) if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would eliminate the information required to be furnished by the Company to its stockholders and the Commission and would make certain provisions of the Exchange Act, proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser does not intend to apply to the Commission for termination of such registration upon consummation of the Offer.

     Status as Real Estate Investment Trust. Based upon examination of publicly available information concerning the Company, it appears to the Purchaser that the Company qualifies as a REIT as defined under the Code. If the Company does so qualify it is presently not subject to federal income tax on income or capital gains so long as it meets certain requirements. If, pursuant to this Offer, substantially all of the shareholders would tender their Shares, it is possible that the Company would cease to qualify as a REIT if as a result of the Offer or any other transaction (i) fewer than 100 persons beneficially owned Shares of the Company during at least 31 days of its taxable year or (ii) Shares representing more than 50% in value of all the Shares were beneficially owned at any time during the last half of any such taxable year by five or fewer persons. Disqualification of the Company as a REIT could have several adverse tax consequences for the Company and its shareholders. The Company would no longer be entitled to deduct dividends paid to its shareholders in computing its taxable income, and, accordingly, would be taxed at ordinary U.S. federal, state and local rates. Moreover, distributions of the Company's profits would have to be treated by shareholders entirely as dividends, taxable as ordinary income, regardless of whether such dividends were attributable to the Company's ordinary income or its capital gains. Also, the Company would no longer be under any requirement to distribute at least 95% of its REIT taxable income if it ceases to qualify as a REIT, and for these and other reasons, dividends paid by the Company might be reduced or eliminated. Although the Purchaser intends to cause the Company to endeavor to continue its business and status as a REIT, there can be no assurance that the Company will be successful in doing so.


6. Certain Federal Income Tax Consequences to Stockholders.

     The following is a summary of certain U.S. Federal income tax consequences of the receipt of cash for Shares sold pursuant to the Offer. This discussion is based on the Code, applicable Treasury regulations thereunder, judicial and administrative decisions, and Internal Revenue Service rulings and other pronouncements as of the date hereof.

     In general, sales of Shares by stockholders pursuant to the Offer will be taxable transactions for U.S. Federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws. For Federal income tax purposes, a tendering stockholder will generally recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the stockholder's tax basis in the Shares sold pursuant to the Offer. Recognized gain or loss will be long-term capital gain or loss if the Shares are held for more than 18 months and will be mid-term capital gain or loss if the Shares are held for more than 12 months but not more than 18 months.

     For non-corporate taxpayers, long-term capital gain is currently subject to a maximum marginal Federal income tax rate of 20% (10% for individuals in the 15% Federal income tax bracket). Mid-term capital gain is currently subject to a maximum marginal Federal income tax rate of 28% (15% for individuals in the 15% Federal income tax bracket). Short-term capital gain and ordinary income are currently subject to a maximum marginal Federal income tax rate of 39.6%. Under the Federal alternative minimum tax, the maximum rate for non-corporate taxpayers on net capital gain is, generally, 20%. For corporations, the maximum Federal income tax rate is 35% on both capital gains and ordinary income. If a stockholder recognizes a capital loss as a result of the sale of Shares pursuant to the Offer, such loss generally will only be deductible to the extent of other capital gains, plus, in the case of an individual stockholder, $3,000 per year.

     The foregoing discussion does not purport to deal with all aspects of Federal income taxation and may not be applicable to certain types of stockholders, including stockholders who acquired Shares pursuant to compensation arrangements with the Company, individuals who are not citizens or residents of the United States, foreign corporations, securities dealers, and entities that are otherwise subject to special tax treatment under the Code (such as insurance companies, tax-exempt entities and regulated investment companies.)

     THE TAX DISCUSSION SET FORTH ABOVE IS ONLY A SUMMARY OF CERTAIN TAX ISSUES AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING STOCKHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER.


7. Financing of the Offer.

     The total amount of funds required by the Purchaser to purchase the Shares pursuant to the Offer and to pay related fees and expenses is expected to be approximately $16,250,000, approximately $15,717,000 of which will be needed to purchase the Shares that are tendered (assuming all Shares are tendered), and approximately $533,000 of which will be needed for the Purchaser's out-of-pocket expenses associated with the Offer.

     Earnest Money Deposit Financing. In order to pay the Earnest Money Deposit to the Company required under the Memorandum of Understanding, Point Associates (one of the two partners of the Purchaser), on behalf of SKR, borrowed from Donald E. Axinn an amount equal to $750,000 (the "Axinn Loan"). The principal under the Axinn Loan must be repaid no later than November 30, 1998, together with accrued interest thereon at an interest rate per annum equal to 10%. The Axinn Loan is secured by a second mortgage and assignment of rents covering a shopping center owned by Point Associates. The Purchaser, on behalf of Point Associates, will repay the Axinn Loan upon the repayment of the Earnest Money Deposit to the Purchaser by the Company as required by the Memorandum of Understanding, or alternatively, from the proceeds of the credit facilities provided by the Lender, as discussed below.

     In addition, pursuant to an option agreement (the "Axinn Option Agreement"), dated as of December 1, 1997, among Mr. Axinn, SKR, Point Associates and the Purchaser, Mr. Axinn was granted an option to purchase from SKR that number of Shares which is determinable, at Mr. Axinn's election, by dividing either: (i) $250,000 (of the total principal amount of the Axinn Loan), or (ii) $500,000 (of the total principal amount of the Axinn Loan), or (iii) the aggregate principal and accrued interest outstanding under the Axinn Loan, based, generally, on the price paid for the Shares by the Purchaser in the Offer. The purchase price paid by Mr. Axinn for any such Shares shall be effected through an adjustment to the then outstanding principal amount of the Axinn Loan. Generally, such purchase option must be exercised, if at all, within 90 days after the consummation of the Offer.

     The Axinn Option Agreement also requires that SKR cause the Company to issue to Axinn warrants to purchase 20,000 unregistered Shares, with an exercise price equal to the amount paid for Shares by the Purchaser in the Offer. Such warrants expire one year after issuance. If, for any reason, the Company is unable to issue such warrants and the underlying Shares, Purchaser is required to sell to Axinn up to 20,000 Shares then owned by Purchaser. Since the Company's Restated Articles of Incorporation currently prohibit the issuance of warrants or options, the necessary and affirmative corporate and stockholder action will need to be taken prior to any such issuances to Mr.
Axinn.

     Mr. Axinn has agreed not to sell or transfer any of the Shares acquired upon exercise of the purchase option or warrants described above for a period of 18 months after such exercise and acquisition.

     SKR has also agreed to cause Mr. Axinn to be elected to the Board of Directors of the Company upon the full exercise of the Axinn Purchase Option, and that, for so long as Purchaser, SKR or any of their affiliates owns Shares, it will vote such Shares in favor of Mr. Axinn's election to such Board of Directors.

     Leo S. Ullman also executed in favor of Mr. Axinn a limited guaranty of the obligations of Point Associates arising under the Axinn Loan and related documentation.

     Credit Facility. Simultaneously with the consummation of the Offer and based on a credit facility commitment letter issued by Titan Management, L.P. ("Lender"), which is subject to the customary conditions typically found in such commitment letters, the Purchaser expects to obtain from the Lender a credit facility (the "Tender Offer Facility") in an amount up to $16,250,000 to be used to finance (i) the purchase of the Shares tendered in the Offer and (ii) costs incurred in connection with the Offer.

     Amounts borrowed under the Tender Offer Facility will bear interest at an annual rate of 13%, and will have a one-year term. The Purchaser, at its election and upon payment of a 2% fee, may extend such term for an additional year. Amounts borrowed under the Tender Offer Facility will be secured by a pledge by the Purchaser of the Shares purchased in the Offer, as well as a grant of mortgages on certain properties owned by the partners of the Purchaser.

     The Purchaser does not presently have any plans, nor has the Purchaser made any arrangements, to repay or refinance the Tender Offer Facility.


                               THE TENDER OFFER

     8. Terms of the Offer. Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended, amended or supplemented, the terms and conditions of any such extension, amendment or supplement), the Purchaser will accept for payment and will purchase all Shares validly tendered on or prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with the procedures described herein. The term "Expiration Date" means 12:00 Midnight, New York City time, on February 10, 1998 unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     This Offer to Purchase, the related Letter of Transmittal and the other relevant materials are being mailed to record holders of Shares and are being furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The Purchaser reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the Commission, to waive any or all of the conditions to the Offer. If, by the Expiration Date, any of such conditions have not been satisfied, the Purchaser reserves the right to (a) decline to accept for payment or pay for any Shares tendered, terminate the Offer and return all tendered Shares to tendering stockholders, (b) extend the Offer and, subject to the withdrawal rights described herein, retain all tendered Shares until the expiration of the Offer as extended or (c) waive such unsatisfied condition or conditions and, in accordance with applicable law and subject to giving sufficient notice to stockholders pursuant to the Offer and in compliance with applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered.

     The Purchaser will disseminate public announcements concerning material changes to the Offer in accordance with applicable law. The manner in which the Purchaser will make any such public announcement may, if appropriate, be limited to a press release.

     Acceptance for Payment and Payment for Shares. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended, amended or supplemented, the terms and conditions of any such extension, amendment or supplement), the Purchaser will accept for payment and will purchase all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as practicable after the later to occur of (i) the Expiration Date and
(ii) the satisfaction or waiver of the conditions of the Offer set forth in
Section 10. In any case, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures described herein,
(b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, and (c) any other documents required by the Letter of Transmittal.

     In addition, the Purchaser expressly reserves the right, in its sole discretion, to delay the acceptance of payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires that a person who makes a tender offer pay the consideration offered or return tendered securities promptly after the termination or withdrawal of a tender offer.

     The Purchaser believes that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") are not applicable to the Purchaser's purchase of Shares pursuant to the Offer. However, if the HSR Act were deemed to be applicable to the purchase of Shares pursuant to the Offer, the consummation of the Offer could be delayed pending compliance therewith.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn prior to the Expiration Date as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser by reason of any delay in making such payment. If, for any reason whatsoever, acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described herein.

     If any tendered Shares are not accepted for payment or purchased pursuant to the Offer for any reason, or if certificates are submitted evidencing more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     If, on or prior to the Expiration Date, the Purchaser increases the consideration offered to stockholders pursuant to the Offer, such increased consideration would be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.


Procedures for Accepting the Offer and Tendering Shares.

     Valid Tender. Except as set forth below, for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. In addition, either (i) certificates representing such Shares must be received by the Depositary along with the executed Letter of Transmittal (or facsimile thereof) or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation and the executed Letter of Transmittal (or facsimile thereof) must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedure set forth below must be complied with. Delivery of documents to a Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facility systems may make book-entry delivery of Shares by causing a Book- Entry Transfer Facility to transfer such Shares into the Depositary's account, in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

     Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

     Signature Guarantees. Signatures on all Letters of Transmittal (and, if required, any supplement thereto) must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agent's Medallion Program (an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by the registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 set forth in the Letter of Transmittal.

     If the certificates evidencing Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 set forth in the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

     (iii) the certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal are received by the Depositary within three (3) New York Stock Exchange, Inc. trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for Shares or confirmations of book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility are actually received by the Depositary.

     The method of delivery of Shares, the Letter of Transmittal, and any other required documents is at the option and sole risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Back-up Federal Tax Withholding. Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of U.S. Federal income tax, the Depositary will be required to withhold, and will withhold 31% of the gross proceeds otherwise payable to a stockholder or other payee pursuant to the Offer unless the stockholder or other payee provides such person's tax identification number (social security number or employer identification number) and certifies that such number is correct and that such person is not subject to backup withholding. Each tendering stockholder, other than a noncorporate foreign stockholder, should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding and certain penalties, unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary. Noncorporate foreign stockholders should generally complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 set forth in the Letter of Transmittal.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser, and each of them, as such stockholder's attorney-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after January 12, 1998, except for the purposes of any dividend paid with a record date preceding the date the Shares are accepted for payment pursuant to the Offer. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares and such other securities or rights will be revoked, without further action, and no subsequent powers of attorneys and proxies may be given (and, if given, will not be deemed effective) by such stockholder. The designees of the Purchaser will be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper with respect to such Shares and other securities or rights at any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or in connection with any action that may be taken by consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon the acceptance for payment of such Shares, the Purchaser or its designee will be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders then scheduled.

     Determination of Validity. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

     The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, any of its affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Other Requirements. A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's representation and warranty that (a) such stockholder owns the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act,
(b) the tender of such Shares complies with Rule 14e-4, and (c) such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Withdrawal Rights. Except as otherwise provided below, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after February 10, 1998.

     For a withdrawal to be effective, a written, telegraphic, or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if certificates for Shares have been tendered) the name of the registered holder of the Shares as set forth in the certificate, if different from that of the person who tendered such Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer described herein, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedure. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described herein.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. None of the Purchaser or any of its affiliates or assigns (if any), the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

9. Price Range of the Shares; Dividends.


     According to the Company's 1996 Annual Report to Shareholders (the "1996 Annual Report"), as of March 3, 1997, there were 2,245,411 Shares issued and outstanding, owned by 1,131 shareholders of record. The Shares began trading on the National Association of Securities Dealers Automated Quotations (NASDAQ) System under the symbol "CEDR" on December 17, 1986. The following table sets forth, for the periods indicated, the reported over-the-counter prices for the Shares, all as reported in published financial sources.

             1997
          Quarter Ended                    High       Low       Close
          -------------                  --------   --------   -------
          March 31   ..................  $4 3/4     $3 7/8     $4 5/8
          June 30 .....................   6          4 1/8      5 5/8
          September 30  ...............   6 3/8      5 3/8      5 7/8
          December 31   ...............   7 1/4      5 7/8      6 1/2

             1996
          Quarter Ended
          -------------
          March 31   ..................  $4 1/2     $4         $4 1/4
          June 30 .....................   4 1/2      3 7/8      3 7/8
          September 30  ...............   4 1/2      3 3/4      4
          December 31   ...............   4 1/2      3 5/8      4 1/4

     According to the 1996 Annual Report, the Company is required to distribute at least 95% of its taxable income to continue to qualify as a "real estate investment trust" under the Code. In each of 1997 and 1996, the Company paid $0.40 per Share in cash dividends. While the Company expects to continue paying dividends to shareholders after the Offer is consummated, there is no assurance of future dividends, as such are dependent upon earnings, cash flow, the financial condition of the Company and other factors. On December 4, 1997 (the last full day of trading prior to the public announcement by the Company of the Purchaser's intention to make the Offer) and on January 9, 1998 (the last full day of trading prior to the commencement of the Offer) the reported closing prices on NASDAQ for the Shares were $6 1/8 and $6 11/16 per Share, respectively, according to published sources. Stockholders are urged to obtain a current market quotation for the Shares before deciding whether to tender any Shares.


10. Certain Conditions of the Offer.

     Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment, or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, any Shares tendered and may postpone the acceptance for payment or, subject to the restriction referred to above, payments for any Shares tendered, and may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) if, in the sole discretion of the Purchaser, (i) the condition that at least a majority of the outstanding Shares be validly tendered and not withdrawn prior to the Expiration Date, as described on the cover page of this Offer to Purchase, has not been satisfied prior to or on the Expiration Date; or (ii) at any time on or after December 5, 1997 and before the time for payment or acceptance for payment of, purchase or payment for such Shares, any of the following events shall have occurred:

  a. there exists any order or any action or proceeding, by or before any court or governmental, administrative or regulatory authority or agency which does or would reasonably be expected to unreasonably delay or burden, restrain or prohibit the consummation of the Offer or seek to obtain material damages in connection therewith; or

  b. any applicable governmental approvals or consents necessary for the consummation of the Offer shall not have been received, including, without limitation, the expiration or termination of any applicable waiting period under the HSR Act.

     The foregoing conditions are for the sole benefit of the Purchaser (and its affiliates) and may be asserted by the Purchaser regardless of the circumstances (including, without limitation, any action or inaction by the Purchaser) giving rise to any such condition or may be waived by the Purchaser in whole or in part from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. Any determination by the Purchaser concerning any of the events described in this Section 10 shall be final and binding.


11. Extension of Offer Period -- Amendment and Termination.

     The Purchaser expressly reserves the right (but shall have no obligation), in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. In addition, the Offer may be extended, amended or terminated upon the occurrence of any event described in Section 10.

     If, prior to the Expiration Date, the Purchaser shall, in its sole discretion, increase or decrease the percentage of Shares being sought (in the case of any increase, by more than 2%) or increase or decrease the consideration offered in the Offer to holders of Shares, and if, at the time that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     The Purchaser also expressly reserves the right, subject to applicable law,
(i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of and, regardless of whether such Shares have theretofore been accepted for payment, the payment for any Shares, or to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions specified in Section 10 by giving oral or written notice thereof to the Depositary, and (ii) at any time, or from time to time, to amend the Offer at any time and in any respect by public announcement. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's right to terminate the Offer pursuant to Section 10. Any extension of the period during which the Offer is open, delay in acceptance or payment, or termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d- 4(c) under the Exchange Act. Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a press release and making any appropriate filing with the Commission.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for Shares pursuant to the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein. The ability of the Purchaser to delay payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer (including a waiver of the conditions set forth in the Introduction to this Offer to Purchase), the Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes in terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten-business day period is generally required to allow for adequate dissemination to stockholders and investor response.


12. Certain Legal and Regulatory Matters.

     Except as set forth in this Offer to Purchase, based on a review of publicly available filings by the Company with the Commission and other publicly available information regarding the Company, the Purchaser is not aware of any licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares as contemplated in this Offer to Purchase, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative agency that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer as contemplated herein. If any such approval or other action be required, it is the Purchaser's present intention that such additional approval or action would be sought, except as described below. While, except as otherwise described in this Offer to Purchase, there is no present intent to delay the acceptance for payment of, or the payment for, Shares tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business, or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to litigation and governmental actions.

     The Purchaser does not believe that the provisions of the HSR Act are applicable to the Purchaser's purchase of Shares pursuant to the Offer. However, if the HSR Act were deemed to be applicable to the purchase of Shares pursuant to the Offer, the consummation of the Offer could be delayed pending compliance therewith.

     State Takeover Laws. A number of states, including Iowa, have adopted takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. The Purchaser intends to comply with any applicable state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right.

     In the event that any state takeover statute or takeover provision is found applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for any Shares tendered.


13. Certain Fees and Expenses.

     Georgeson & Company Inc. has been retained by the Purchaser to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview, and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for such services in addition to reimbursement of reasonable out-of-pocket expenses. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses, including any liabilities under the federal securities laws.

     In addition, The Bank of New York has been retained by the Purchaser to act as the Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

     The Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchaser for reasonable and necessary clerical and mailing expenses incurred by them in forwarding materials to their customers.

14. Miscellaneous.

     The Offer is being made to all holders of Shares. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid statute. If the Purchaser becomes aware of any valid statute prohibiting the making of the Offer, the Purchaser will make a reasonable good faith effort to comply with such statue. If, after such reasonable good faith effort, the Purchaser cannot comply with such statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such jurisdiction.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     The Purchaser has filed with the Commission a Tender Offer Statement on
Schedule 14D-1 (together with exhibits) pursuant to Rule 14d-3 promulgated under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto (including exhibits) may be examined and copies may be obtained from the office of the Commission in the same manner as described in Section 8 with respect to information concerning the Company, except that they will not be available at the regional offices of the Commission.

     No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer, shall, under any circumstances, create any implication that there has been no change in the affairs of the Purchaser or the Company since the date as of which information is furnished or the date hereof.


                                    CEDAR BAY COMPANY



January 12, 1998

                                                                     SCHEDULE I
                  PARTNERS, DIRECTORS AND EXECUTIVE OFFICERS
                      OF THE PURCHASER AND ITS AFFILIATES

     The following sets forth the name, business address, citizenship and present principal occupation or employment, together with the name, principal business and address (if different from the business address) of any corporation or entity in which such employment is conducted, of the partners, directors and executive officers (as applicable) of the Purchaser, Cedar Bay Realty Advisors, Inc., Brentway Management LLC and the Company (as contemplated after the consummation of the Offer).

                                         Current Principal
                                          Occupation and
                                        Affiliations During
              Name                      the Past Five Years             Present Business Address
              ----                      -------------------             ------------------------
I. Cedar Bay Company, a            N/A                                c/o SKR Management
 New York general partner-                                            44 South Bayles AvenuePort
 ship (Purchaser)                                                     Washington, NY 11050

Purchaser's Partners               Real estate owner                  c/o SKR Management
 The Point Associates, L.P., a                                        44 South Bayles Avenue
 Pennsylvania limited partner-                                        Port Washington, NY 11050
 ship (one of the two partners
 of the Purchaser), whose gen-
 eral partner is Selbridge
 Corp., a Delaware corpora-
 tion.

 Triangle Center Associates,       Real estate owner                  c/o SKR Management Corp.
 L.P., a Pennsylvania limited                                         44 South Bayles Avenue
 partnership (one of the two                                          Port Washington, NY 11050
 partners of the Purchaser),
 whose general partner is
 Buttzville Corp., a Delaware
 corporation.

Purchaser's Executive Officers

Leo S. Ullman, Chief               Real estate asset management       c/o SKR Management Corp.
 Executive Officer(1)              including: President of API        44 South Bayles Avenu
 (U.S. citizen)                    Asset Management Services          Port Washington, NY 11050
                                   Corp. and API Asset Manage-
                                   ment, Inc. from 1992 through
                                   1995; President of SKR Man-
                                   agement Corp. from 1994
                                   through the current date;
                                   Chairman of Brentway Man-
                                   agement LLC from 1994
                                   through the current date;
                                   President of Cedar Bay
                                   Realty Advisors, Inc. since its
                                   formation in January 1998.
                                   Mr. Ullman has also been the
                                   President and sole director of
                                   Selbridge Corp. and Buttz-
                                   ville Corp. (the two partners
                                   of the Purchaser) from 1994
                                   through the current date.

---------------------
    (1) Mr. Ullman (age 58) has been involved in real estate asset management for approximately twenty years and has been practicing law for more than thirty years. Mr. Ullman has a B.A. from Harvard University and a J.D. and M.B.A. from Columbia University. Since 1993, Mr. Ullman has also served as "of counsel" to Schnader Harrison Segal & Lewis, LLP, counsel to the Purchaser and certain of its affiliates in connection with the Offer.

                                         Current Principal
                                          Occupation and
                                        Affiliations During
              Name                      the Past Five Years             Present Business Address
              ----                      -------------------             ------------------------
Brenda J. Walker, Vice               Real estate asset management     c/o SKR Management Corp.
 President(2)                        including: Vice President of     44 South Bayles Avenue
 (U.S. citizen)                      API Asset Management Ser-        Port Washington, NY 11050
                                     vices Corp. and API Asset
                                     Management, Inc. from 1992
                                     through 1995; President of
                                     Brentway Management LLC
                                     from 1994 through the current
                                     date; Vice President of SKR

II. Cedar Bay Realty Advi-           Real estate asset management     c/o SKR Management Corp.
 sors, Inc., a New York corpo-                                        44 South Bayles Avenue
 ration (proposed new advisor                                         Port Washington, NY 11050
 to the Company following
 consummation of the Offer)

Executive Officers and Directors
--------------------------------
Leo S. Ullman, President             See above                        c/o SKR Management Corp.
                                                                      44 South Bayles Avenue
                                                                      Port Washington, NY 11050

Brenda J. Walker, Vice President     See above                        c/o SKR Management Corp.
                                                                      44 South Bayles Avenue
                                                                      Port Washington, NY 11050

III. Brentway Management             Real estate asset management     c/o SKR Management Corp.
 LLC, a New York limited                                              44 South Bayles Avenue Port
 liability company (proposed                                          Washington, NY 11050 Cur
 new property manager to the
 Company following
 consummation of the Offer)

Executive Officers and Members
------------------------------
Leo S. Ullman, Chairman              See above                        c/o SKR Management Corp.
                                                                      44 South Bayles Avenue
                                                                      Port Washington, NY 11050

Brenda J. Walker, President          See above                        c/o SKR Management Corp.
                                                                      44 South Bayles Avenue
                                                                      Port Washington, NY 11050

---------------------
    (2) Ms. Walker (age 45) has been involved in real estate asset management for approximately fifteen years, and has a B.A. from Lincoln University.

                                         Current Principal
                                          Occupation and
                                        Affiliations During
              Name                      the Past Five Years             Present Business Address
              ----                      -------------------             ------------------------
IV. Cedar Income Fund, Ltd.
 (as proposed following con-
 summation of the Offer)

Executive Officers
------------------
Leo S. Ullman, Chairman of the       See above                           c/o SKR Management Corp.
 Board and President                                                     44 South Bayles Avenue
                                                                         Port Washington, NY 11050

Brenda J. Walker, Vice President     See above                           c/o SKR Management Corp.
 and Treasurer                                                           44 South Bayles Avenue
                                                                         Port Washington, NY 11050

Directors
---------
Leo S. Ullman                        See above                           c/o SKR Management Corp.
                                                                         44 South Bayles Avenue
                                                                         Port Washington, NY 11050
J.A.M.H. der Kinderen                From 1984 through 1994, Mr.         Boschdijk 696
 (age 57; Citizen of The Neth-       der Kinderen was Director of        5624 CB Eindhoven
 erlands)                            Investments of Rabobank             The Netherlands
                                     Pension Fund, and has been
                                     or is Chairman of the Board
                                     of the following entities:
                                     Rodin Properties - Shore
                                     Mall, N.V. (1990-1995), Mass
                                     Mutual Pierson (M.M.P.)
                                     (1988-1997), Noro Amerika
                                     Vast Goed B.V. (1985-
                                     present), Noro America Real
                                     Estate B.V. (1995-present),
                                     and, from 1996 to the present,
                                     a director of Warner Building
                                     Corporation.

Everett B. Miller III                Mr. Miller is currently the         450 Post Road East
 (age 50; U.S. citizen)              Senior Vice President and           Westport, CT 06881
                                     Chief Executive Officer of
                                     Endowment Realty Investors,
                                     Inc., a regulated investment advisor. Prior
                                     to that, starting in March 1997, Mr. Miller
                                     was the Senior Vice President and Chief
                                     Exceutive Officer of Finite REITs,
                                     Endowment Realty Investors and Endowment
                                     Realty Investors II. From January 1995
                                     through March 1997, Mr. Miller was the
                                     Principal Investment Officer for Real
                                     Estate and Alternative Investment at the
                                     Office of the Treasurer of the State of
                                     Connecticut. Prior to that, Mr. Miller was
                                     employed for twenty years at Travellers
                                     Realty Investment Co., at which his last
                                     position was Senior Vice President.

                                                                    SCHEDULE II


            BENEFICIAL OWNERSHIP OF SHARES AND TRANSACTIONS DURING PAST 60 DAYS BY CERTAIN DIRECTORS AND EXECUTIVE OFFICERS.

     Neither the Purchaser, nor any of its partners (or the executive officers of such partners' respective corporate general partners), has purchased or sold Shares during the past 60 days.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                       The Depositary for the Offer is:

                              THE BANK OF NEW YORK

        By Mail:                      By Facsimile:                 By Hand or Overnight Courier:

    Tender & Exchange        (For Eligible Institutions Only)             Tender & Exchange
       Department                    (212) 815-6213                          Department
      P.O. Box 11248                                                     101 Barclay Street
   Church Street Station      Confirm Facsimile By Telephone:        Receive and Deliver Window
    New York, New York               1-800-507-9537                   New York, New York 10286
       10286-1248

     Questions and requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                   GEORGESON
                                & COMPANY INC.
                             ---------------------
                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800

                   All Others Call Toll-Free: (800) 223-2064